FIRST AMENDMENT TO OIL AND GAS LEASE

THIS FIRST AMENDMENT TO OIL AND GAS LEASE (this “Amendment”), by and among BIG WILLOW PROPERTIES, LLLP, an Idaho limited liability limited partnership (“Big Willow”), and BAKKEN RESOURCES, INC., a Nevada corporation (“Bakken”), shall be effective as of October 20, 2014.

RECITALS

A.

Big Willow and Bakken entered into that certain Oil and Gas Lease, dated July 9 2014 (the “Lease”), relating to the exploration for and development of oil and gas resources on a portion of Big Willow’s real property located in Payette County, Idaho.

B.

Subsequent to the execution of the Lease, the parties have agreed to modify certain terms of the Lease.

C.

The Parties now desire to formally amend the Lease consistent with such modification as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

AGREEMENT

1.

Amendment. The Lease is hereby amended as follows:

The third paragraph beginning on page 1 is amended and restated in its entirety to provide as follows:

Lessor hereby acknowledges receipt of $ 250,000.00 advanced on the Bonus Payment simultaneously with the execution and delivery of the Lease, and the receipt of an additional $250,000.00 advanced on the Bonus Payment simultaneously with the execution of the First Amendment to Oil and Gas Lease (the “ Bonus Payment Deposit”). The Bonus Payment Deposit is not subject to adjustment and is fully-earned and non-refundable for any reason. The balance of the Bonus Payment, $175,000.00, subject to adjustment, upward or downward on a per acre basis, based on confirmation of Lessor’s actual net mineral acres contained by the Leased Premises at the rate of $75.00 per net mineral acre, such confirmation to be made by Lessee, subject to Lessor’s review and approval, on or before December 15, 2014 (the “Final Bonus Payment”), shall be unconditionally due and payable, in full, in cash or other immediately available funds on or before December 15, 2014 (the “Final Bonus Payment Due Date”), which shall not be extended for any reason. The obligation to confirm the net mineral acres contained in the Leased Premises on or before December 15, 2014, shall be solely Lessee’s. In the event the

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Final Bonus Payment is not paid on or before the Final Bonus Payment Due Date, this Lease shall immediately terminate without notice or the opportunity to cure and Lessor shall have no further duties or obligations, and Lessee shall have no further rights, hereunder. Upon such termination, Lessor shall have the absolute right to retain the entire, unadjusted Bonus Payment Deposit as liquidated damages. The parties acknowledge and agree that it would be extremely difficult or impossible to determine the Lessor’s damages in the event of Lessee’s failure to make the Final Bonus Payment as set forth above due, in part, to the damages which would be incurred by Lessor in failing to lease the Leased Premises to other oil and gas exploration/production companies and the opportunity costs related thereto. Accordingly, the parties further acknowledge and agree that the Bonus Payment Deposit is a fair and reasonable estimation of Lessor’s damages in such event.

2.

Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to effect the intent of this Amendment.

3.

Amendment Binding. This Amendment shall be binding upon the successors and assigns of the parties hereto.

4.

Continued Full Force and Effect. Except as modified herein, the Lease shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have entered into this Amendment effective the day and year first written above.

BIG WILLOW PROPERTIES, LLLP

By:
Name:
Title:

BAKKEN RESOURCES, INC.

By:
Name:
Title:

FIRST AMENDMENT TO OIL AND GAS LEASE – 2

OIL AND GAS LEASE

THIS OIL AND GAS LEASE (this “Lease”) is made and entered into as of the 9th day of June, 2014 (the “Effective Date”), by and between BIG WILLOW PROPERTIES, LLLP, an Idaho limited liability limited partnership, hereinafter called “Lessor” and BAKKEN RESOURCES, INC., a Nevada corporation, hereinafter called “Lessee.”

Lessor, for and in consideration of SIX HUNDRED SEVENTY-FIVE THOUSAND DOLLARS AND NO/100 CENTS ($675,000.00), based on a bonus rate of $75.00 per net mineral acre, subject to adjustment as set forth below (the “Bonus Payment”), and the covenants and agreements hereinafter contained, has leased and let, and by these presents does lease, grant and let exclusively to Lessee, for the purpose of drilling and mining, exploring by geophysical and other methods, and operating for and producing therefrom all oil and all gas, with rights of way and easements for building roads, for laying pipe lines, power lines and other utilities, erection of structures thereon to produce, save and take, transport and own said oil and gas from the Leased Premises (defined below), but not for the benefit of any other property or for the production, saving, transporting or taking of oil or gas or building of roads from or with respect to any other property, except for other property properly pooled with the Leased Premises in accordance with Section 10 below or as may be otherwise required by applicable law or regulation and except as otherwise expressly provided in Section 17 below, all that certain tract of land situated in the Counties of Payette, Ada and Canyon, State of Idaho, described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A
PART HEREOF FOR THE LEGAL DESCRIPTION OF THE LEASED PREMISES

and containing 9,300 acres, more or less and as may be adjusted below, subject to the Reservations (the “Leased Premises”). Lessee agrees to lease upon the terms set forth herein all of the net mineral acres contained by the Leased Premises and confirmed as set forth below.

Lessor hereby acknowledges receipt of $250,000.00 advanced on the Bonus Payment (the “Bonus Payment Deposit”) simultaneously with the execution and delivery of this Lease. The Bonus Payment Deposit is not subject to adjustment and is fully-earned and non-refundable for any reason. The balance of the Bonus Payment, $425,000.00, subject to adjustment, upward or downward on a per acre basis, based on confirmation of Lessor’s actual net mineral acres contained by the Leased Premises at the rate of $75.00 per net mineral acre, such confirmation to be made by Lessee, subject to Lessor’s review and approval, on or before October 15, 2014 (the “Final Bonus Payment”), shall be unconditionally due and payable, in full, in cash or other immediately available funds on or before October 15, 2014 (the “Final Bonus Payment Due Date”), which shall not be extended for any reason. The obligation to confirm the net mineral acres contained in the Leased Premises on or before October 15, 2014, shall be solely Lessee’s. In the event the Final Bonus Payment is not paid on or before the Final Bonus Payment Due Date, this Lease shall immediately terminate without notice or the opportunity to cure and Lessor shall have no further duties or obligations, and Lessee shall have no further rights, hereunder. Upon such termination, Lessor shall have the absolute right to retain the entire, unadjusted Bonus Payment Deposit as liquidated damages. The parties acknowledge and agree that it would be extremely difficult or impossible to determine the Lessor’s damages in the

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event of Lessee’s failure to make the Final Bonus Payment as set forth above due, in part, to the damages which would be incurred by Lessor in failing to lease the Leased Premises to other oil and gas exploration/production companies and the opportunity costs related thereto. Accordingly, the parties further acknowledge and agree that the Bonus Payment Deposit is a fair and reasonable estimation of Lessor’s damages in such event.

1.

Lessee Acceptance; Waiver. This Lease is expressly made subject to the following: (a) matters filed of record in Payette County, Idaho, to which reference is here made and to all terms thereof and (b) visible and apparent, encumbrances, encroachments and easements whether of record or not; provided, however, that during the term of this Lease, Lessor agrees to notify Lessee of any such encumbrances, encroachments and easements of which Lessor obtains or is provided actual notice. LESSEE ACCEPTS THE LEASED PREMISES “AS IS” WITHOUT WARRANTY OF TITLE, FITNESS OR ANY IMPLIED WARRANTIES. MOREOVER, LESSEE ACKNOWLEDGES THAT ALL OR A PORTION OF THE LEASED PREMISES IS, OR MAY BE, OR MAY BECOME SUBJECT TO THREATENED OR ENDANGERED SPECIES HABITAT DESIGNATIONS AND OTHER ENVIRONMENTAL RESTRICTIONS AND BURDENS, AND LESSEE ACCEPTS THE LEASED PREMISES SUBJECT TO SUCH DESIGNATIONS, RESTRICTIONS, AND BURDENS, AS THEY NOW EXIST AND MAY HEREAFTER EXIST. LESSEE SHALL BEAR THE SOLE RESPONSIBILITY AND COST OF DETERMINING AND VERIFYING THE ACREAGE, INCLUDING LESSOR’S NET MINERAL ACREAGE, AND LOCATION OF THE LEASED PREMISES AND LESSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. Lessor represents and warrants to Lessee that (i) Lessor is duly organized and in good standing under the laws of the State of Idaho, (ii) Lessor has the right, power and authority to enter into this Lease and to perform hereunder, and (iii) neither this Lease nor Lessor’s performance hereunder conflicts with Lessor’s organizational documents or any other agreement by which Lessor or the Leased Premises are bound.

2.

Reservations. Lessor expressly EXCEPTS from this Lease and RESERVES to Lessor, its successors and assigns, the following (the “Reservations”):

(a)

Other Minerals. Lessor initially leases all minerals of every kind and character in, on and under the Leased Premises, including the oil and gas and those substances derived from such oil or gas stream. Notwithstanding the foregoing, except for oil and gas and those substances derived from such oil or gas stream, Lessor expressly reserves the exclusive right to use the Leased Premises for the purpose of investigating, exploring, prospecting, drilling and mining for and producing all other minerals excepted from this Lease unless within five (5) days of the commencement of this Lease, the Lessee presents Lessor with a comprehensive plan to commercially exploit such other minerals, in form and substance satisfactory to Lessor; provided, that such operations shall not unreasonably interfere with Lessee’s operations on and use of the Leased Premises.

(b)

Surface Uses. Without destroying the intended purpose of this Lease, Lessor retains the exclusive right for the full and complete enjoyment and use of the surface of the Leased Premises, including without limitation for development, ranching,

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farming and hunting purposes, and the right to grant hunting, farming, ranching, and grazing leases and easements.

3.

Term.

(a)

Primary Term. It is agreed that this Lease shall remain in force for a term of twenty-four (24) months from the Effective Date (the “Primary Term”), with the option to extend such term as provided for in Section 4 below, and with respect to each Production Unit (defined below) only, for as long thereafter as oil, gas or other liquid and/or gaseous hydrocarbons are produced in paying quantities from such Production Unit. The term “Primary Term” shall include all extensions, which may be effected by Lessee, as provided for below in this Section 3 below.

(b)

Dry Holes or Cessation of Production During Primary Term. If, during the Primary Term and prior to discovery and production of oil or gas on the Leased Premises or on lands properly pooled therewith, Lessee should drill a dry hole or holes on the Leased Premises or on lands properly pooled therewith pursuant to Section 10 below, or should production be obtained on the Leased Premises or on lands properly pooled therewith pursuant to Section 10 below, during the Primary Term and thereafter during the Primary Term should such production cease, then this Lease shall not terminate as to the Leased Premises if the Lessee commences Continuous Drilling Operations (defined below) on the Leased Premises or on lands properly pooled therewith pursuant to Section 10 below within one hundred eighty (180) days thereafter or on or before the expiration of the Primary Term, whichever last occurs, and this Lease shall thereby continue for so long as such Continuous Drilling Operations are conducted in accordance with this Lease.

(c)

Continuous Drilling Operations Prior to or Across Expiration of Primary Term. If Lessee is engaged in Continuous Drilling Operations within one hundred eighty (180) days prior to or across the expiration of the Primary Term which result in either a Well producing or capable of producing oil and/or gas in paying quantities, this Lease shall thereby continue for so long as such Continuous Drilling Operations are conducted in accordance with this Lease. Lessee shall be considered to be engaged in “Continuous Drilling Operations ” for purposes of this Section 3 if Lessee is engaged in good-faith and commercially reasonable drilling or reworking operations on the Leased Premises or lands properly pooled therewith pursuant to Section 10 below; and Lessee shall be deemed to be engaged in good-faith and commercially reasonable Continuous Drilling Operations for as long thereafter as Lessee conducts such operations on the Leased Premises or lands properly pooled therewith pursuant to Section 10 below with due diligence and with intervals of not more than one hundred eighty (180) days between the date of completion of one Well and the date of commencement of drilling of the next Well on the Leased Premises or lands properly pooled therewith pursuant to Section 10 below. Continuous Drilling Operations shall only be deemed to have ceased when Lessee fails to commence drilling of a Well on the Leased Premises or on lands properly pooled therewith pursuant to Section 10 below within one hundred eighty (180) days after the completion of the preceding Well, and this Lease shall thereupon terminate as to the Leased Premises, except for lands then included in a Production Unit allocated pursuant to the terms hereof to Wells then producing or capable of producing in paying quantities from such Production Unit.

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(d)

Cessation of Production After Expiration of Primary Term and Where Lease has not been Maintained by Continuous Drilling Operations. In the event that a producing Well, or a Well capable of producing oil and/or gas in paying quantities, has been drilled on the Leased Premises or lands properly pooled therewith pursuant to Section 10 below and such Well is therefore included in a Production Unit, and the entire Lease is not then being maintained by Continuous Drilling Operations in accordance with subsections (b) or (c) above, and production ceases from such Well after expiration of the Primary Term, then this Lease shall not terminate as to such Production Unit if the Lessee commences and diligently continues drilling or reworking operations on such Production Unit within one hundred eighty (180) days from cessation of production and for so long thereafter as Lessee is continuously and diligently engaged in good-faith and commercially reasonable drilling or reworking operations on such Production Unit, provided that nothing in this subsection (d) shall be deemed to maintain or revive the Lease as to any portion of the Leased Premises other than such particular Production Unit.

(e)

Production Unit. For purposes of this Lease, the term “Production Unit” shall mean an area of land including a portion of the Leased Premises, which has been prescribed by applicable law for the purpose of spacing, producing, or pooling and on which is located a producing Well, or a Well capable of producing oil and/or gas in paying quantities. For purposes of this Lease, every Well producing or capable of producing oil and/or gas in paying quantities shall be deemed to be located within a Production Unit. The parties acknowledge and agree that, under current applicable law, the default size of Production Units is six hundred forty (640) acres and that Production Units shall conform to government sections; provided, however, that Production Unit size and shape may be reformed upon petition by the Lessee, subject to written notice to Lessor.

(f)

Notice of Operations. If this Lease is perpetuated beyond the Primary Term by Continuous Drilling Operations or if Lessee is conducting drilling or reworking operations on a Production Unit after expiration of the Primary Term, then in each such event, Lessee shall advise Lessor in writing as to the drilling or reworking operations with respect to each Well drilled or reworking performed which is purported to extend the Primary Term, or a Production Unit, as applicable, setting forth in such notice or notices the identification of the Well or Wells upon which operations were performed, the nature and extent of the operations, the date or dates the operations were performed, and the maximum date to which this Lease or the applicable Production Unit is purportedly extended thereby. As to the extension of the Primary Term, such information shall be provided within a reasonable time after the completion of each Well and prior to the commencement of the next succeeding Well.

4.

Guaranteed Well and Seismic Survey. Notwithstanding anything contained in this Lease to the contrary, Lessee shall: (i) commence drilling at least one Well on or before the date which is two (2) years from the Effective Date, on the Leased Premises and proceed diligently to complete such Well as soon as is practicable (the “Guaranteed Well”), and (ii) commence on or before the date which is two (2) years from the Effective Date and proceed diligently to complete a three-dimensional seismic survey of the entire Leased Premises (the “ Seismic Survey”). In the event Lessee fails to commence drilling of the Guaranteed Well by the date set forth above or commence the Seismic Survey by the date set forth above, for any reason whatsoever, this Lease shall immediately terminate without notice or the opportunity to

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cure and Lessor shall have no further duties or obligations, and Lessee shall have no further rights, hereunder; except for those portions of the Leased Premises then included within a Production Unit. Upon such termination, Lessor shall have the absolute right to retain the entire Bonus Payment.

5.

Royalties. The royalties to be paid or delivered by Lessee to Lessor shall be as follows:

(a)

Oil Royalty. On oil, condensate, distillate, natural gasoline, other liquid hydrocarbons and those substances derived from such oil and gas stream produced from the Leased Premises (collectively, “oil ” for purposes of this Section 5), Lessee shall pay to Lessor a royalty equal to fifteen percent (15%) of the gross proceeds and/or other tangible or intangible compensation, whether in cash or in-kind, received by the Lessee from the first sale of oil to a third-party in a bona fide, arm’s length transaction. Lessee shall not permit any oil to leave the Leased Premises prior to receipt of full payment from the buyer of such oil.

(b)

Gas Royalty. On natural gas and other gaseous hydrocarbons produced from the Leased Premises (collectively, “gas” for purposes of this Section 5), Lessee shall pay to Lessor a royalty equal to fifteen percent (15%) of the gross proceeds and/or other tangible or intangible compensation, whether in cash or in-kind, received by the Lessee from the first sale of gas to a third-party in a bona fide, arm’s length transaction. Lessee shall not permit any gas to leave the Leased Premises prior to receipt of full payment from the buyer of such gas.

(c)

Royalty Calculation. For the purposes of this Lease, an “arm’s length transaction” shall mean a sale of oil or gas to an unaffiliated third party, in a competitive and open market, under all conditions requisite to a fair sale, with Lessee and the buyer each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus from Lessee. Upon Lessor’s request, Lessor shall have the right to examine and copy all of Lessee’s books and records relative to the determination of such royalties, including agreements with purchasers of oil and gas from the Leased Premises, at a time and place mutually convenient to the parties. Lessee shall negotiate and implement marketing arrangements for oil and gas using its utmost good faith efforts to obtain for both Lessor and Lessee the highest price available for the oil and gas marketed in an arm’s length transaction.

(d)

Costs. The costs of marketing, transporting, and processing oil and gas produced, post-production, treatment and each and every other cost thereof, shall be borne entirely by Lessee, and such costs shall not reduce royalty payments to Lessor calculated pursuant to this Section 5 in any manner whatsoever.

(e)

Take in Kind. Lessor shall have the right, upon at least ten (10) days written notice to Lessee prior to the payment of any royalties, to take Lessor’s royalty share of the oil or gas in kind, provided that any additional expenses incurred by Lessee in delivering Lessor’s royalty share in kind shall be borne by Lessor. Lessee shall have discretion to determine how such in kind amount shall be allocated but shall make commercially reasonable efforts to allocate and determine such in kind amounts based on a weighted average measure of production for the month in which the in kind payment applies and in the manner contemplated for working interest partners under an applicable joint operating agreement for the applicable

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Well(s). Any notice hereunder by Lessor for in kind payments can only be made for one monthly royalty period, unless expressly agreed to in writing by the Lessee.

(f)

Other Royalty. This Lease is intended to cover only oil and gas, but some sulphur, helium and other non-hydrocarbon substances may be produced necessarily with and incidental to the production of oil or gas from the Leased Premises and, in such event, this Lease shall also cover such sulphur, helium and other non-hydrocarbon substances so produced; on all such sulphur, helium and other non-hydrocarbon substances so produced, Lessor shall have and be entitled to a royalty of fifteen percent (15%) of all such sulphur, helium and other non-hydrocarbon substances produced and saved, same to be delivered to Lessor free of all costs, or, at Lessor’s election, such fifteen percent (15%) sulphur, helium and other non-hydrocarbon substances royalty shall be sold by Lessee at the same gross price as Lessee’s portion of such sulphur, helium and other non-hydrocarbon substances produced from the Leased Premises.

(g)

Measurement. In order to properly calculate the royalties herein, each Well shall be equipped with a meter or other measuring device that efficiently and accurately measures and records the amount of oil and gas produced from the Well, such meters and measuring devices to be subject to Lessor’s examination and approval. Lessee shall conduct both PVT and MMBTU tests on each Well within two (2) weeks of the commencement of production and at regular intervals, to be agreed upon in writing by Lessor and Lessee, thereafter for the term of this Lease. Lessor shall have the right to observe such testing and to copies of all such data produced thereby. Lessee shall annually hire an independent contractor to calibrate and confirm the accuracy of the meters and other measuring devices and equipment used to measure and record the volume of oil and gas produced from the Well. Lessee shall provide Lessor with fourteen (14) days’ advance notice so that Lessor or a representative of Lessor may, at Lessor’s election, be present for such testing. Lessor shall be copied on all correspondences between such independent contractor and Lessee as to the testing of the Well.

(h)

Lessor’s Indemnification for Purchase, Taking or Use of Product. If Lessor elects to purchase, take-in-kind, or use any oil, gas or other substances produced by Lessee from the Leased Premises, then Lessor hereby agrees to protect, indemnify and hold harmless Lessee, its officers, directors, agents employees, heirs and assigns from every kind and character of liens, damages, losses, expenses, demands, claims and causes of action claimed by or arising in favor of any person, firm or corporation whatsoever, including without limitation Lessor, its officers, directors, agents, employees and its contractors or subcontractors, or their officers, directors, agents and employees on account of personal injuries, death claims or damages to property or any persons arising from any causes whatsoever (including, but not limited to, pollution of air, water, land, minerals, animal and botanical life and any other natural resources and the violation or claimed violation of any and all federal, state and local pollution control or other environmental laws now in effect or which may hereafter become effective) caused by operations conducted by Lessor or its contractors or subcontractors in connection with or relating to Lessor’s purchasing, taking or using such oil, gas or other substances from the Leased Premises. Lessor, at its own expense, shall defend any suit or action brought against Lessee based on any such alleged injury, death or damage and shall pay all damages, costs and expenses, including attorneys’ fees, in connection therewith, or in any manner resulting therefrom, but Lessee shall have the right to participate in said suit or action if it so elects, at Lessee’s expense.

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(i)

Participation Option. Lessor and/or its assigns shall have the option, at its sole discretion, to participate up to a fifteen percent (15%) working interest in any or all Well(s) on the Leased Premises or the lands properly pooled therewith pursuant to Section 10 below; provided, however, that in the event Lessor declines to participate in a particular Well, Lessor shall forfeit the right to participate in any other Well commenced thereafter. In the event Lessor elects to participate in any Well(s) on the Leased Premises or lands pooled therewith pursuant to this Section 5(i), Lessee shall furnish to Lessor and Lessor and/or its assigns shall execute and deliver to Lessee, an Operating Agreement which shall govern all operations on the Leased Premises in which both parties participate, which Operating Agreement shall be in the form attached hereto as EXHIBIT “B”.

6.

Due Dates of Royalties. In no event shall the commencement of payment of royalties on production from any Well be delayed beyond one hundred fifty (150) days after the last day of the first month in which production from such Well is first sold. Thereafter, royalties shall be paid to Lessor on or before the last day of the first month following the month in which production was sold. Lessee shall pay Lessor interest at the rate of twelve percent (12%) per annum or the maximum rate provided by law, whichever is less, on all royalties not paid on or before said due date from the due date thereof until fully paid, which interest shall not prejudice Lessor’s right to terminate this Lease for non-payment of royalties. In addition to and not in limitation of any other rights or remedies of Lessor hereunder or under applicable law, in the event any royalty payment to Lessor is delayed more than one hundred eighty (180) days, Lessor shall have the absolute right to terminate this Lease as to the entire Leased Premises.

7.

Division Orders. Lessor shall not be required to execute any division order or transfer order for the purpose of or as a condition to obtaining the payment of royalties provided to be paid hereunder so long as Lessor maintains its original interest hereunder. Neither the acceptance of royalties, delay rentals, shut-in royalties or other payments by Lessor nor Lessor’s execution of any division order or transfer order or similar instrument, shall ever constitute or be deemed to effect (a) a ratification, renewal or amendment of this Lease or of any pooled unit designation filed by Lessee purporting to exercise the pooling rights granted to Lessee in this Lease, or (b) a waiver of the rights granted to Lessor, or the obligations imposed upon Lessee, express or implied, by the terms of this Lease, or remedies for Lessee’s breach thereof, or (c) an estoppel against Lessor preventing Lessor from enforcing Lessor’s rights or Lessee’s obligations hereunder, express or implied, or from seeking damages for Lessee’s breach thereof.

8.

Taxes. Lessor shall be liable for all state severance and production taxes, or similar taxes imposed on its proportionate part of production from the Leased Premises. Lessor’s share of state severance taxes may be deducted from Lessor’s royalties if Lessor does not elect to take its share of production in kind, but in that event, Lessee shall cause the amount of such taxes withheld to be separately stated on all royalty disbursements.

9.

Shut-In Rental. If there is a gas Well on the Leased Premises, or lands properly pooled therewith pursuant to Section 10 below, capable of producing gas in paying quantities and therefore included in a Production Unit, but from which gas is not sold or used for lack of a satisfactory market or pipeline connection for a period of ninety (90) days (which Well is herein sometimes called a “ Shut-in Gas Well” and gas therein and therefrom shall be “Shut-in Gas”), Lessee may pay or tender to Lessor, as Shut-in Gas Well rental, an annual amount equal to Five

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and No/100 Dollars ($5.00) per acre times the number of net mineral acres covered by this Lease and included in the subject Production Unit.

If Lessee elects to pay the Shut-in Gas Well rental for a Shut-in Gas Well, the first such payment of Shut-in Gas Well rental shall be made on or before ninety (90) days after the day on which (i) such Well was shut in; or (ii) the subject Production Unit ceases to be maintained in force by any other provision hereof, whichever is later. Such first payment shall be accompanied by written evidence of the date and circumstances of shut-in. Succeeding payments may be made annually thereafter on or before the anniversary of the shut-in and shall include a description of the circumstances warranting such continued shut-in; and if such Shut-in Gas Well rental shall be paid or tendered as above provided, this Lease shall, subject to the other terms and provisions hereof, remain in force and effect with respect to the subject Production Unit only for a period of one (1) year from the anniversary date of the shut-in if the first shut-in rental is properly paid, and for like annual periods thereafter if subsequent shut-in rentals are properly paid, and while this Lease with respect to the subject Production Unit only is thus continued in force, it shall be considered for all purposes under this Lease that such Production Unit is producing gas in paying quantities; provided, however, Lessee shall have no right to maintain this Lease with respect to the subject Production Unit only by payment of Shut-in Gas Well rental for any one shut-in period greater than three (3) consecutive years or for more than three (3) years in the aggregate; and provided, further, the payment of Shut-in Gas Well rental shall not prevent the termination of this Lease as to lands not contained in such Production Unit or with respect to any other Production Unit in accordance with any other provisions hereof. Notwithstanding the making of such Shut-in Gas Well rental payments, Lessee shall (A) use all reasonable efforts to find a market and pipeline connection for said gas and to commence or resume marketing the same when a reasonable market and pipeline connection is available; (B) reasonably explore and/or develop the Leased Premises; and (C) drill all such Wells as may be reasonably necessary to protect the same from drainage by Wells on nearby lands.

10.

Pooling; Unitization. Lessee, at its option, is hereby given the right and power at any time and from time to time as a recurring right, either before or after production, as to all or any part of the Leased Premises and as to any one or more of the formations hereunder, to pool or unitize the Leased Premises with other land, lease or leases in the immediate vicinity for the exploration and possible production of oil and gas, or separately for the exploration and possible production of either, when in Lessee’s judgment it is necessary or advisable to do so, and irrespective of whether authority similar to this exists with respect to such other land, lease or leases; provided, however, that any such pooling shall be effected in consultation with Lessor and subject to Lessor’s written approval not to be unreasonably delayed, conditioned or withheld. Likewise, pools or units previously formed to include formations not producing oil or gas, may be reformed to exclude such non-producing formations. The forming or reforming of any pools or units shall be accomplished by Lessee executing and filing of record a declaration of such unitization or reformation, which declaration shall describe the pools or units in accordance with applicable law. Any pools or units may include land upon which a Well has theretofore been completed or upon which operations for drilling have theretofore been commenced. Notwithstanding anything contained herein to the contrary, pools or units on which Wells producing or capable of producing oil and/or gas in paying quantities shall be deemed “Production Units,” as defined in Section 3(e) above. Production, drilling or reworking operations or a Shut-in Gas Well anywhere on a Production Unit which includes all or a part of

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the Leased Premises shall be treated as if they were production, drilling or reworking operations or a Shut-in Gas Well under this Lease, but only with respect to that particular Production Unit.

In lieu of the royalties elsewhere herein specified, including Shut-in Gas royalties, Lessor shall receive on production from the Production Unit royalties only on the portion of such production allocated to this Lease; such allocation shall be that proportion of the Production Unit production that the total of surface acres covered by this Lease and included in the Production Unit bears to the total number of surface acres in such Production Unit. In addition to the foregoing, Lessee shall have the right to unitize, pool or combine all or any part of the Leased Premises into a Production Unit as to one or more of the formations thereunder with other lands in the same general area by entering into a cooperative or unit plan of development or operation approved by the applicable governmental authority; provided, however, that there must be a Well producing or capable of producing oil and/or gas in paying quantities in each such Production Unit. In the event that said above described lands or any part thereof shall hereafter be operated under any such cooperative or unit plan of development or operation whereby the production therefrom is allocated to different portions of the land covered by said plan, then the production allocated to any particular tract of land shall, for the purpose of computing the royalties to be paid hereunder to Lessor, be regarded as having been produced from the particular tract of land to which it is allocated and not to any other tract of land; and the royalty payments to be made hereunder to Lessor shall be based upon production only as so allocated.

No pooling, unitization or communitization of mineral or royalty interests as between any separate tracts covered by this Lease is intended or shall be implied or result from the inclusion of such separate tracts within this Lease, and the rule of non-apportionment shall be applicable to this Lease and to all lands covered by this Lease; but Lessee shall nevertheless have the right to pool Lessor’s interest in any separate tract or tracts, as provided herein. The inclusion of Lessor’s interest in any separate tract within this Lease shall not constitute an offer on the part of Lessor to any party who may now or hereafter have an ownership interest in the minerals or royalties in any such separate tract to pool, unitize or communitize any such interest with other interests covered by this Lease, and with respect to Lessor’s interest in the Leased Premises, or in any separate tract, and any other party’s interest in the Leased Premises, or in any separate tract, such interests shall remain separate ownerships with neither party having any rights, interests or ownership whatsoever in the rights, interests or ownership of the other. Any attempt by an owner of any mineral or royalty interest under a separate tract, now or hereafter, to ratify, adopt or confirm this Lease, or any provision herein contained, by any means and thereby effect a pooling, unitization or communitization of any separate tract covered by this Lease with any other interests shall by such action specifically ratify, adopt and confirm the entire contents of this Section 10 and such attempt to effect a pooling, unitization or communitization shall be ineffective, null and void for all purposes. As used in this paragraph the words “separate tract” mean any tract with mineral or royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the lands covered by this Lease. Nothing in this Section 10 shall adversely affect Lessor’s rights elsewhere in this Lease.

11.

Protection from Drainage. In the event a well producing oil and/or gas in paying quantities shall be brought in on adjoining or adjacent land (whether such adjoining or adjacent land be owned by Lessor or any third person) and draining the Leased Premises (and if there is no offsetting well on the Leased Premises or lands pooled therewith), Lessee shall, within one

OIL AND GAS LEASE - 9

hundred eighty (180) days: (A) Commence and drill an offset Well on the Leased Premises, or lands pooled therewith, (offsetting the draining well) and shall drill such Well on the Leased Premises, or lands pooled therewith, to a depth sufficient to test the strata or formation from which the draining well is producing and in a bona fide attempt to complete such Well as a producer in paying quantities in the strata or formation from which the draining well is producing; provided, if such Well is lost or abandoned during the drilling thereof by reason of mechanical difficulties or by reason of encountering a cavity or impenetrable substance which renders further drilling impracticable, then Lessee shall have the right to commence drilling a substitute well within ninety days (90) days after the abandonment thereof and such substitute Well shall be considered for all purposes as the abandoned well; or (B) release from this Lease all rights from the stratigraphic equivalent of the top of the producing strata or formation in the draining well down to the stratigraphic equivalent of the base of the producing strata or formation in the draining well in and to not less than the amount of acreage necessary to form a Production Unit under applicable law.

12.

Fee Simple. If Lessor owns an interest in the Leased Premises, or any portion(s) thereof, less than the entire and undivided fee simple estate therein, then the royalties (including any Shut-in Gas royalty), or any other payments as herein provided for, shall be paid to the Lessor only in the proportion which Lessor’s interest bears to the whole and undivided fee.

13.

Well Site Area. The Lessee shall locate each Well to be drilled on the Leased Premises (each, a “Well”) upon consultation with and the reasonable written approval of Lessor, and shall utilize an area as small as reasonably practical, but no greater than two and one-half (2.5) acres in size and centered around such Well site (each, a “Well Site Area”). No Well or Well Site Area shall be constructed within 660 feet of an dwelling or other structure existing as of the commencement of this Lease without Lessor’s prior written consent not to be unreasonably delayed, conditioned or withheld.

14.

Access Road. The access road(s) (each, an “Access Road”) to each Well Site Area or otherwise constructed by Lessee shall be located and constructed upon consultation with and the written approval of Lessor, such approval not to be unreasonably delayed, conditioned or withheld, and shall be no more than forty (40) feet wide, except for cut-outs for passing which may be up to eighty (80) feet wide.

15.

Facility Site Area. Lessee may, at its option, construct certain production facilities, including tank batteries, pipelines, power lines and other such related facilities necessary to drill, complete and produce the Wells on the Leased Premises upon consultation with the Lessor. Lessee shall utilize an area not to exceed one (1) acre in size and located on or contiguous to the applicable Well Site Area (each, a “Facility Site Area”). The location of each Facility Site Area shall be established upon consultation with and the reasonable written approval of Lessor. No Facility Site Area shall be constructed within 660 feet of an existing dwelling or other structure without Lessor’s prior written consent not to be unreasonably delayed, conditioned or withheld.

16.

Grant of License. Subject to the terms and conditions of this Lease, Lessor hereby grants Lessee, its agents, employees and assigns, a non-exclusive license to enter upon and use the Leased Premises to construct and maintain Access Roads, Wells, Well Site Areas,

OIL AND GAS LEASE - 10

Facility Site Areas, tank batteries, pipelines, power lines and other such related facilities necessary to drill, complete and produce Wells on the Leased Premises. Lessee shall cause all its facilities and improvements located on the Leased Premises to be painted in a neutral color, and shall not place any logos or similar marks on such facilities and improvements except as required by law.

17.

Restriction of Use. The Lessee shall have no right to use the Leased Premises, including any Access Road, Well Site Area, any Facility Site Area or any tank battery, pipeline, power line or other facility for the benefit of any other properties, except for such installations only on and where the Leased Premises have been properly pooled with the Leased Premises in accordance with Section 10 above; provided that any such Access Road, Well Site Area, Facility Site Area or any tank battery, pipeline, power line or other facility shall only be used for the benefit of one (1) such spaced or pooled area, unless such additional use is to provide reasonable access to other Lessor property and, provided further, that any such Access Road, Well Site Area, Facility Site Area or any tank battery, pipeline, power line or other facility may be used for the benefit of the property now owned by A.L. Cattle, Inc. and/or Van Deusen Ranch Inc.

18.

Right to Use Gas and Oil. Lessee shall have the right to use gas and oil produced from the Leased Premises for Lessee’s drilling and production operations conducted thereon or lands on pooled therewith in accordance with the terms of this Lease; provided, however, that Lessor shall be paid royalties on all such gas and oil so used in accordance with Section 5 above.

19.

Use of Water. This Lease does not grant or acknowledge any right of Lessee to use water or water rights belonging to Lessor and/or use of surface or subsurface water on the Leased Premises. Lessee shall be solely responsible for obtaining any water supplies and/or water rights and conveyance facilities necessary for Lessee’s operations. If Lessee desires to drill a water well on the Leased Premises, including within a Well Site Area or a Facility Site Area, Lessee shall consult with Lessor concerning its location and construction prior to seeking a drilling permit, with particular concern for avoiding interference with Lessor’s domestic and agricultural wells, and the parties shall negotiate in good faith as to the location, depth and price to be paid by Lessee to Lessor for any such water well. Notwithstanding anything contained herein to the contrary, Lessor shall be under no obligation to consent to the drilling of a water well on its property including without limitation on the Leased Premises and the parties’ inability to come to terms with respect thereto shall not be deemed to be a breach of this Lease by Lessor and shall not relieve Lessee of any obligations hereunder. Lessee agrees that if Lessee’s operations on the Leased Premises result in a reduced flow from, or the contamination or failure of any of Lessor’s domestic or agricultural wells, Lessee shall replace and/or rehabilitate such well(s) so as to provide water to Lessor of the same quantity and quality as which existed prior to such reduced flow, contamination or failure as provided herein. Such replacement or rehabilitation shall be commenced immediately and completed within ninety (90) days of written notice to Lessee by Lessor. Prior to commencing any oil, gas or water drilling operations on the Leased Premises, Lessee shall obtain a water production flow and quality analysis of all domestic and agricultural wells within one (1) mile of such Well then in use on the Leased Premises, and provide the Lessor with the results of such analyses.

Prior to any obligation by Lessee hereunder to replace or rehabilitate any wells or provide any other relief to Lessor as contemplated by this Section 19, the parties hereto shall each be

OIL AND GAS LEASE - 11

permitted at its own cost to engage the services of an independent hydro/water engineer to prepare a report on the water conditions on the Leased Premises at the time of the report compared to water conditions prior to the commencement of this Lease. Such report will contain the opinion of such engineer with respect to the causes for any impairment or contamination of such water condition. The obligations of the Lessee hereunder to replace or rehabilitate any water wells shall occur if the reports of both engineers indicate that the activities of the Lessee were primarily responsible for the detrimental change in conditions of such water wells. Nothing contained in this Section 19 shall eliminate or limit Lessee’s duty to indemnify Lessor as provided elsewhere in this Lease.

20.

Construction and Maintenance. Lessee shall not create or permit the creation of any liens on the Leased Premises. Lessee shall use its commercially reasonable efforts to use existing gates and roadways for entering upon and leaving the Leased Premises and that to the extent practicable it will use such routes, roadways, and approaches in going upon, over, or about the Leased Premises as are designated for its use by Lessor who, in turn, agrees that Lessor will, upon request and in consultation with and upon the reasonable written approval of Lessee, designate a reasonable route for Lessee’s purposes consistent with terrain, preservation of improvements, the location of Lessee’s activities, and the conduct of Lessor’s existing or proposed land use. Lessee further agrees for itself and for all persons entering or leaving said Leased Premises in connection with Lessee’s operations hereunder that it shall use its commercially reasonable efforts to keep all outside and interior gates along the route or routes designated for such use securely closed (and locked when designated by Lessor to be locked) except immediately before and immediately after each separate use, and further agrees that it will promptly repair any gate, fence, or other improvement that may suffer damage or injury by reason of Lessee’s operations hereunder. Lessee further agrees that it will maintain approaches, gates, cattle guards, and roadways used in connection with its operations in a good state of repair and will promptly cause to be repaired and restored any damage thereto occasioned by or resulting from Lessee’s operations. As to existing roadways used by Lessee during the term of this Lease, Lessee’s obligation to maintain such roadways includes, but shall not be limited to, regular grading of the roads, timely repair of any rutting or subsidence caused or exacerbated by Lessee’s use of such roads, and all other maintenance activities necessary to preserve the roadways in their current condition as of the date of this Lease. Lessee’s maintenance obligations will extend to any new roads constructed by Lessee hereunder in the same manner as such obligations apply to existing roadways.

Lessee agrees to use its best efforts keep the construction of Access Roads to a minimum, and in connection with new roads constructed by Lessee, Lessee agrees to surface such roads in such a manner that they will classify as “all weather” roads of gravel, or other similar material resulting in a substantial surface, and further agrees to construct such diversion terraces or take such other actions as may be reasonably necessary to reduce soil erosion and particularly to prevent sand dune formation. If Lessor shall desire, on all such new roads Lessee shall also install and maintain cattle guards as reasonably required by Lessor.

Lessee agrees to grade not more than one Access Road to each Well on the Leased Premises, unless access to any such location requires a second Access Road, and to confine all travel incident to the drilling and production of such Well to the single graded Access Road. Lessee agrees to maintain all Access Roads used by Lessee in Lessee’s operations on the

OIL AND GAS LEASE - 12

Leased Premises in good condition and repair during the period of Lessee’s operations on the Leased Premises. When any Access Roads, Well Site Areas, Facility Site Areas or other surface disturbance of any kind constructed by Lessee are no longer used by Lessee, if Lessee has constructed any character of topping, such as blacktop or otherwise, Lessor shall have the right to require that such areas (including roads) be left for future use or to require Lessee to immediately remove such topping from such areas and immediately restore the surface of the Leased Premises to its former condition and place such topping on such location on the Leased Premises as Lessor shall designate, all to Lessor’s reasonable satisfaction.

21.

Farming and Ranching. Lessee shall conduct its operations on the Leased Premises in such a manner as to allow farming and ranching operations and to allow livestock to continue its movement on and about the Leased Premises, including any Access Roads, Facility Site Areas and Well Site Areas including, if necessary, the construction of fencings around existing cattle paths at Lessee’s sole cost. Lessee shall not modify existing fences, cattle guards or other improvements located on the Leased Premises, without the prior written consent of Lessor. In the event Lessee is required to remove any fences on the Leased Premises, Lessee shall provide Lessor with not less than three (3) days’ prior written notice and shall immediately replace such fences with the same type and material of the original fencing removed. If Lessee elects to use a Well Site Area, an Access Road and/or a Facility Site Area to operate and maintain a Well, Lessee shall install any necessary gates and/or cattle guards at its sole cost and expense. The location and type of said gates and/or cattle guards shall be approved by Lessor in writing and in advance. Lessee shall conduct its operations in such a manner as to reduce the spread of noxious weeds on or about the Leased Premises. At such time as Lessee completes a particular drilling and completion activity, Lessee shall spray in order to control noxious weeds.

22.

Plugging of Abandoned Wells. Subject to Lessor’s rights under Section 30 below, including without limitation the right to written notice, Lessee agrees to plug, in accordance with the rules and regulations of the applicable governmental authority having jurisdiction, all dry holes drilled by Lessee on the Leased Premises and all Wells that have once produced but which have ceased producing, including any Well re-worked or re-entered by Lessee that Lessee did not drill initially. All dry holes shall be plugged within ninety (90) days after cessation of all operations thereon, and all producing Wells shall be plugged within one hundred eighty (180) days after permanent cessation of production. Lessor shall grant reasonable access to Lessee to perform its obligations described in this Section 22.

In order to secure Lessee’s performance of the plugging obligations contained herein, it is understood and agreed that for each Well to be drilled or re-entered by Lessee on the Leased Premises, Lessee shall not commence operations for the drilling of such Well (or the re-entry into such Well) until it has furnished to Lessor evidence that Lessee has obtained the necessary performance bonds that are in accordance with customary and standard practices of the oil and gas industry and that as may be required by the appropriate government authority. The procurement of such bonds by Lessee shall in no way serve to operate as a limitation of Lessee’s liability associated with plugging, reclamation or any other obligation under this Lease.

The responsibility and liability of Lessee shall continue until such time as all Well or Wells have been properly plugged and abandoned, and all necessary surface reclamation

OIL AND GAS LEASE - 13

activities have taken place in accordance with the terms of this Lease and any regulations of local, state or federal governmental authorities having jurisdiction over such matters.

23.

Water Protection Lessee shall conduct all of its operations in a manner which protects all fresh water strata on the Leased Premises and protect the surface of the Leased Premises from pollution, salt water and other refuse. All such operations shall comply fully and strictly with all local, state and federal ordinances, laws and regulations, including without limitation all applicable environmental regulations and regulations pertaining to water and to hazardous substances. In addition, Lessee shall undertake no act or omission that adversely affects Lessor’s water rights or use of water on the Leased Premises or on Lessor’s other property. The parties agree that if Lessee, prior to the commencement of any drilling activities on the Leased Premises, obtains at Lessee’s cost a report from a qualified independent water/hydro engineer, reasonably acceptable to Lessor, which contains a recommended course of action with respect to the preservation of water flow and quality on the Leased Premises, then Lessee shall not be held liable by Lessor for liability under the preceding sentence provided Lessee materially and substantially complies with such recommendations. Except with respect to the proper disposal of brines and other extracted waste fluids into “dry hole” wells in a manner consistent with industry practice, any applicable agreement (including without limitation joint operating agreement(s)), and applicable laws, rules and regulations, extracted brines and waste fluids shall not be disposed of on the surface of the Leased Premises, or any other property of Lessor without Lessor’s prior written consent, and shall not be discharged into any waterway or injected into a Well or into aquifers or the ground. Lessee shall case each Well to a depth that is at least one hundred (100) feet below the deepest agricultural or domestic water well within one (1) mile of such Well. In addition, Lessee acknowledges and agrees that it is solely responsible for obtaining all licenses, permits or other authorizations that may be required for Lessee to use, cross, bury or relocate existing public roads, utilities, irrigation or drain ditches and their associated easements or rights-of-way.

24.

Compensation for Surface Damages; Crops. Lessee shall reimburse Lessor, within ninety (90) days of demand, for all damage to Lessor’s real or personal property or to the surface estate incurred in the exercise of the rights granted to Lessee hereunder, including, without limitation, any pipelines constructed or seismic or geophysical operations conducted on the Leased Premises. Lessee’s obligations to compensate Lessor for such damage shall exist whether or not the same is due to the negligence of Lessee, its agents, employees, invitees, or independent contractors, or otherwise. During the growing season for any crop located on the Leased Premises, Lessee shall use its best efforts to avoid or minimize damage to growing crops. Lessee shall reimburse Lessor, within ninety (90) days of demand, $700.00 per acre per year for any crop loss attributable to Lessee’s operations, including without limitation loss resulting from Lessor not being able to plant, grow, irrigate or harvest such crops on any existing or planned field, Well Site Area, Access Road, Facility Site Area or pipeline corridor for so long as such interference or inability exists. Attached hereto and incorporated herein as Exhibit “C” is a map of all existing and planned crop ground included in the Leased Premises which the parties agree shall apply to all determinations and calculations pursuant to this Lease, including this Section 24.

OIL AND GAS LEASE - 14

25.

Environmental Compliance. Lessee agrees to comply fully and strictly with all federal, state and local laws and regulations pertaining to air, water and hazardous waste while conducting operations on the Leased Premises.

26.

Underground Lines. Should Lessee decide to install and/or construct underground gas gathering lines, Lessor and Lessee shall determine routes for such underground lines upon mutually acceptable terms and conditions set forth in writing which shall include provisions that require Lessee to bury, or cause to be buried, all such lines below ripper depth (at least 3 feet) and Lessee shall immediately restore the surface and re-seed such area above such lines. During construction, the corridor for any such line shall be limited to one hundred twenty (120) feet in width, and to thirty (30) feet in width once the line is completed. The restoration of these areas shall commence as soon as possible upon completion of burial of the lines. Subject to Section 17 above, any and all lines placed on the Leased Premises shall be for the sole benefit of the Leased Premises or lands properly pooled therewith pursuant to Section 10 above. Upon the termination of this Lease or when any such lines are no longer in use, at Lessor’s discretion, Lessee shall either remove such lines and restore the surface to as near its condition on the date of this Lease as is reasonably practical and to Lessor’s reasonable satisfaction or turn ownership of such lines over to Lessor. Lessee shall generate and provide to Lessor a map of the Leased Premises and all adjacent property which depicts all underground lines and all other facilities constructed or installed by Lessee, which map shall include GPS coordinates and shall be provided to Lessor immediately upon construction of any such lines or other facilities. Notwithstanding anything contained in this Lease to the contrary and subject to Section 17 above, Lessee shall have no right to install any underground line, including without limitation gathering lines for property other than the Leased Premises or any transmission line, under the terms of this Lease.

27.

Termination or Surrender. Within ninety (90) days after the termination or surrender of this Lease, in whole or in part, Lessee shall deliver to Lessor notice of such termination or surrender, together with a map or plat designating and locating all of the underground lines, if any, that have been constructed by Lessee and that are located on the Leased Premises as of termination or surrender, of this Lease as to all or any part of the Leased Premises. Within ninety (90) days of receipt of such written notice, Lessor may notify Lessee in writing as to whether or not Lessee will be required to remove some or all lines, if any, that have been constructed by Lessee and that are situated on the portion of the Leased Premises with respect to which this Lease has terminated or surrendered. Such determination shall be in Lessor’s sole discretion, and to the extent Lessor requires the removal of all or any portion of such lines, Lessee shall remove the same within ninety (90) days.

28.

Removal of Lessee’s Property. Lessee shall have the obligation within one (1) year after the termination or surrender of this Lease as to all or any part of the Leased Premises, to remove all property and fixtures (except casing cemented in the ground) placed by Lessee on the terminated or surrendered portion of this Lease; and all property and fixtures not so removed within such time shall become the property of Lessor, in Lessor’s discretion. If, following the expiration of such one (1) year period Lessee has not removed such property and fixtures, Lessor may at any time thereafter remove the same from the Leased Premises at Lessee’s expense, and Lessee agrees to reimburse Lessor for all costs of removal, less any salvage value received by Lessor for such removed property and fixtures, together with interest thereon at the rate of twelve

OIL AND GAS LEASE - 15

percent per annum (12%) or the maximum rate provided by law, whichever is less, and reasonable attorneys’ fees. Upon the removal of the personal property and fixtures described above, either by Lessee or by Lessor at Lessee’s cost, the surface of all areas wherein oil and gas facilities have been maintained and removed shall be restored by Lessee in the manner provided in Section 20 above. Subject to the other provisions of this Lease for Lessor’s benefit, although this Lease may have terminated in part and been partially released under the provisions hereof, it is agreed that Lessee shall retain the right to cross over such terminated portion or portions of the land originally covered by this Lease as shall be reasonably necessary for ingress and egress and to enable Lessee to develop and operate the portion or portions of this Lease continuing in effect for the production of oil and gas therefrom, and Lessee shall not be required to move or relocate any pipelines, tanks, separators or other surface equipment or machinery actively used in connection with such production of oil and gas.

29.

Restoration of Surface; Fencing and Maintenance of Equipment. Within a reasonable time after cessation of any drilling, reworking, or production operation, not to exceed ninety (90) days, Lessee shall level all dumps, fill all pits, remove all debris and all of Lessee’s equipment and material not reasonably necessary for existing production, and reseed and restore the surface of the Leased Premises as nearly as reasonably practical to the same condition as it was before the commencement of such operations and to Lessor’s reasonably satisfaction. Lessee shall have no right to dig any pits on the Leased Premises, without Lessor’s prior written consent. Any such pits shall be constructed and maintained in accordance with standard oil and gas field practices and shall meet all requirements set forth by the appropriate governmental authorities. Lessee shall remove, or displace on site with Lessor’s prior written approval and in accordance with all applicable laws and regulations, all drilling mud or slush material from such pits and levels such pits to Lessor’s reasonable satisfaction within ninety (90) days after completion of operations at each location. Lessee shall complete all other clean up, reclamation and restoration requirements within ninety (90) days after termination of drilling and production activities or surrender of all or a portion of the Leased Premises. Abandonment by Lessee of a Well shall comply with well abandonment procedures established by the Idaho Board of Land Commissioners, the Idaho Department of Water Resources, if applicable, and all other governmental regulations. If drilling, production or other operations are suspended for any period exceeding thirty (30) consecutive days, Lessee shall ensure that all facilities, and all drilling or production materials and products are “buttoned-up” and secured and that all waste, trash or other refuse is removed from the Leased Premises. Lessee further agrees to keep each Access Road, Well Site Area and Facility Area Site safe and in good order, free of noxious weeds, litter and debris.

30.

Use of Abandoned Wells as Water Wells or the Taking Over of Water Wells. In the event Lessee elects to plug and abandon any Well drilled on the Leased Premises as a dry hole, Lessee shall, within five (5) days of such election, notify Lessor in writing of such election. Lessee’s written notice shall be: (1) delivered in person to Lessor, or to Lessor’s agent, or by fax to a phone number to be furnished to Lessee; and (2) contain a contact, a phone number, a voice mail number, a fax number, or the name of Lessee’s agent at the Well site where Lessee can be notified in writing of Lessor’s decision to take over the any such Well. Included with such written notice shall be any logs or other data, which Lessee may have obtained during the drilling of said Well, that are pertinent to the water strata that is being contemplated by Lessor for completion of a water well. Lessor may elect, at its sole risk and expense, to take over said

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Well and attempt to complete same as a water Well. Lessor shall inform Lessee in writing no later than three (3) days following the receipt of such written notice as to whether Lessor desires to take over such Well as a water well. If Lessor elects to take over any such Well as a water well or any water well drilled by Lessee, then Lessee agrees to plug such Well directly below the depth at which water is produced in useable quantities and to transfer said Well or Wells to Lessor upon Lessor's execution of a written transfer instrument, which includes the following conditions:

(a)

Lessor agrees to accept the Well, as plugged, and water produced or available from the Well “AS IS” without any warranty; and

(b)

LESSOR AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS, LESSEE, ITS AFFILIATED COMPANIES, ITS JOINT OWNERS AND VENTURERS, IF ANY, AND ITS AND THEIR MEMBERS, MANAGERS, AGENTS, REPRESENTATIVES, EMPLOYEES AND INSURERS AND ITS OTHER CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES (THE “LESSEE'S GROUP”), FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, ARISING OUT OF, OR RELATED IN ANY MANNER TO (I) THE WATER WELL (INCLUDING SUCH TIME WHEN THE WATER WELL WAS AN OIL OR GAS WELL), (II) THE WATER WELL EQUIPMENT, (III) THE QUANTITY OR QUALITY OF THE WATER PRODUCED OR AVAILABLE FROM THE WATER WELL, (IV) ANY ACTIONS OR OMISSIONS OF LESSOR, ITS AFFILIATES, CONTRACTORS, OR ANY PERSON OR ENTITY ACTING ON ITS BEHALF OR AT ITS DIRECTION, ON, UNDER, NEAR, OR CONNECTED TO THE LEASED PREMISES OR REGARDING THE OPERATIONS OR THE WATER WELL OR THE WATER WELL EQUIPMENT, AND/OR (V) ANY ACTIONS OR OMISSIONS OF LESSOR, ITS AFFILIATES, CONTRACTORS, OR ANY PERSON OR ENTITY ACTING ON ITS BEHALF OR AT ITS DIRECTION, WHICH RELATE TO THE OBLIGATIONS CONTAINED IN SUBPARAGRAPH “d” BELOW. THE FOREGOING RELEASE AND INDEMNITY SHALL INCLUDE, WITHOUT LIMITATION, ANY AND ALL CLAIMS RELATING TO OR ARISING OUT OF ANY ALLEGED CONTAMINATION, WHETHER OF SOIL, SUBSOIL, AIR, SURFACE WATER, AND/OR GROUNDWATER, ON OR UNDER OR NEAR THE LEASED PREMISES ARISING FROM THE ACTS OR OMISSIONS OF LESSOR, ITS AFFILIATES, CONTRACTORS, OR ANY PERSON ACTING ON ITS BEHALF OR AT ITS DIRECTION; and

(c)

Lessor agrees to assume responsibility for the maintenance of the water Well; and

(d)

Lessor agrees to comply with all laws and with all rules, regulations and orders of all municipal, state and federal agencies and regulatory bodies in the conduct of operations by Lessor of the water Well including, but not by way of limitation, the proper plugging and abandonment of the water Well, and cleanup and restoration of surface, or subsurface as may be required, the proper disposal of wastes, and the transfer or assumption of applicable permits, bonds, approvals and licenses.

OIL AND GAS LEASE - 17

31.

Force Majeure. If Lessee is prevented from complying with any express or implied term of this Lease, from conducting drilling or reworking operations on the Leased Premises, or from producing oil or gas from the Leased Premises by reason of Force Majeure (as defined below), then while so prevented, Lessee’s obligation to comply with such term shall be suspended and Lessee shall not be liable in damages for failure to comply with such term and this Lease shall be extended while and so long as Lessee is prevented by any Force Majeure event from conducting drilling or reworking operations on or producing oil and gas from the Leased Premises; provided, however, that in order to avail itself of the benefit of this Section 31 Lessee must provide Lessor with written notice of the specific Force Majeure event upon which Lessee is relying, immediately upon invoking this provision and every thirty (30) days during the pendency thereof and, provided further, that in no event shall Lessee be permitted to rely on Force Majeure for more than one hundred eighty (180) days in aggregate during the period this Lease is in effect. “Force Majeure” shall mean and be strictly limited to an act of God, weather, war, strikes, lockouts, riots or insurrections. Nothing contained in this Section 31 or elsewhere in this Lease shall affect, suspend or excuse Lessee’s absolute obligations to remit the Bonus Payment, to drill the Guaranteed Well or complete the Seismic Survey pursuant to Section 4(b) above.

32.

Successors and Assigns. Lessee shall not assign this Lease or any interest herein without the prior written consent of the Lessor. Lessor shall have the right to elect to consent to any such assignment or to condition or delay any such consent in Lessor’s sole and absolute discretion. For purposes of this Section 32, the terms “assign” or “assignment” shall include any change of control of Lessee by merger, transfer of stock or rights to purchase stock, the sale of all or substantially all of the assets of Lessee, the transfer of interest(s) in the Lease to secure financing, or by operation of law or otherwise. Any attempt by Lessee hereunder to assign this Lease without such consent shall be null and void. Notwithstanding any such permitted assignment, Lessee shall remain liable for all duties and obligations to Lessor hereunder including, but without limitation, all obligations for indemnification of Lessor pursuant to Section 34 below. Lessor shall have the absolute right to assign its interests hereunder. Notwithstanding the foregoing, assignment shall not be deemed to include Lessee’s assignment to a subsidiary of Lessee or Lessee’s entry into any joint operating, joint venture, farmout, co-operator or other similar agreement with any third party for the purpose of engaging in the extraction of minerals hereunder, provided that Lessee remains in ultimate control of and liable for any such relationship or operations.

33.

Insurance and Bonds. (a) Prior to commencing operations on the Leased Premises, Lessee agrees to obtain and maintain at Lessee’s sole cost and expense, commercial general liability insurance; business auto liability insurance; and workman’s compensation insurance and employers liability insurance on its employees. Such commercial general liability insurance shall be written in accordance with the insurance rules and regulations of the State of Idaho and conform with customary and standards practices of the oil and gas industry and that as may be required by the appropriate government authority and shall cover liability from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract; shall provide for insured limits for bodily injury or death of not less than $5,000,000 per occurrence limit (if such commercial general liability insurance contains a general aggregate limit, it shall apply

OIL AND GAS LEASE - 18

separately to the Leased Premises); Workman’s compensation insurance shall be for the statutory limits. All such policies shall name Lessor as an additional insured.

Lessor shall furnish to Lessee, prior to conducting any activities on the Leased Premises certificates of such insurance issued by insurance companies reasonably acceptable to Lessor, which companies shall be licensed to do business in the state of Idaho.

(b) In addition to any bonds required elsewhere in this Lease or by the State of Idaho to conduct the operations contemplated herein, Lessee shall also secure and maintain a surety bond in an amount of not less than $50,000.00 (“Bond ”) in the name of Lessor to secure performance of Lessee’s covenants and obligations herein, including repair, reclamation and indemnity obligations, under this Lease. Said Bond shall be maintained throughout the term of this Lease; and continue in force and effect until all obligations under this Lease, including but not limited to repair, reclamation and indemnity obligations, are fulfilled by Lessee. The other terms and conditions of such Bond, including the issuer thereof, shall be satisfactory to Lessor in its sole but reasonable discretion.

34.

Indemnification. LESSEE AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS, LESSOR, ITS AFFILIATED COMPANIES, ITS OWNERS AND VENTURERS, IF ANY, AND ITS AND THEIR MANAGERS, MEMBERS, AGENTS, REPRESENTATIVES, EMPLOYEES AND INSURERS AND ITS OTHER CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES (THE “LESSOR'S GROUP”), FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, ARISING OUT OF, OR RELATED IN ANY MANNER TO (I) A WELL, (II) WELL EQUIPMENT, (III) LESSEE’S NEGLIGENCE, MISCONDUCT OR BREACH OF THIS LEASE, (IV) ANY ACTIONS OR OMISSIONS OF LESSEE, ITS AFFILIATES, CONTRACTORS, OR ANY PERSON ACTING ON ITS BEHALF OR AT ITS DIRECTION, ON, UNDER, NEAR, OR CONNECTED TO THE LEASED PREMISES OR REGARDING LESSEE’S OPERATIONS OR A WELL OR THE WELL EQUIPMENT, (V) WELL TREATMENTS PERFORMED BY OR AT THE DIRECTION OF LESSEE, AND/OR (VI) MECHANICS OR MATERIALMENS LIENS. THE FOREGOING RELEASE, DUTY TO DEFEND AND INDEMNITY SHALL INCLUDE, WITHOUT LIMITATION, CLAIMS ALLEGING LESSOR’S NEGLIGENCE OR OTHER MISCONDUCT AND ANY AND ALL CLAIMS RELATING TO OR ARISING OUT OF ANY ALLEGED CONTAMINATION, WHETHER OF SOIL, SUBSOIL, AIR, SURFACE WATER, AND/OR GROUNDWATER, ON OR UNDER OR NEAR THE LEASED PREMISES ARISING FROM THE ACTS OR OMISSIONS OF LESSEE, ITS AFFILIATES, CONTRACTORS, OR ANY PERSON ACTING ON ITS BEHALF OR AT ITS DIRECTION. In the event of any such action, claim, damage, lien or other liability, Lessor shall be entitled to select counsel of its choice to defend Lessor, at the expense of Lessee, and Lessee shall have no right to settle or compromise any action, claim or matter without Lessor’s prior written consent which shall not be unreasonably withheld.

35.

No Hunting or Fishing; Other Uses. This Lease does not cover nor include any right or privilege of hunting on the Leased Premises, nor of fishing on the Leased Premises, nor

OIL AND GAS LEASE - 19

of any recreational or other use of the Leased Premises not specifically authorized herein. All of such hunting, fishing, recreational and other rights are expressly reserved to Lessor. Lessee hereby agrees to use its commercially reasonable efforts to see that none of Lessee’s officers, agents, servants, employees, representatives or contractors will bring any dog, firearm, fishing tackle, alcoholic beverages or illegal drugs or substances upon the Leased Premises and will not fire any weapon or firearm or consume alcoholic beverages or illegal drugs or substances thereon. Lessee shall use its best efforts to apprise every contractor, subcontractor, employee, agent or representative who enters upon the Leased Premises of the provisions of this Lease pertaining to prohibitions against fishing, hunting and vehicle access, and surface use and protection, prior to their entry upon the Leased Premises. If any person shall violate the provisions of this paragraph, or any other terms of this Lease, upon written notice from Lessor, such person shall no longer have any right to go on, or to be on, the Leased Premises, and if such person shall go on or be on the Leased Premises, he shall be a trespasser and subject to prosecution under the trespass laws of the State of Idaho. At all times while on the Leased Premises, Lessee’s officers, agents, employees, representatives and contractors must carry such identification that identifies them as being an employee, representative or contractor of Lessee. Any person on the Leased Premises without such identification may be required to leave the Leased Premises immediately. Since the monetary damages arising from the breach of this Section 35 by Lessee, are difficult to calculate, Lessee and Lessor agree that liquidated damages for each intentional breach thereof shall not be less than One Thousand Five Hundred and No/100 Dollars ($1,500.00), due and payable thirty (30) days after Lessor’s written demand therefore. Lessor and Lessor’s duly authorized representatives shall have the right at all reasonable times and at such party’s own risk and expense to inspect vehicles entering upon the Leased Premises for the purpose of ascertaining that no prohibited articles are being brought on to the Leased Premises.

36.

Notice. All notices and other documents required to be delivered hereunder shall be delivered by hand, overnight courier service, email, or by certified U. S. Mail, postage prepaid, to the address(es):

If to Lessor:

Big Willow Properties, LLLP
c/o J. G. Schwarz
1 Dixie Lane
Payette, Idaho 83661

email address: JG@buttelodge.com

If to Lessee:

Bakken Resources, Inc.
1425 Birch Ave., Ste. A
Helena, MT 59601

email address: bakkenoil14@gmail.com

or to such other address as the parties may designate by notice in accordance herewith. Such notices shall be deemed received on the actual date of receipt of the notice.

37.

Attorneys’ Fees and Expenses. Should either party be required to resort to legal action to enforce any of its rights under this Lease, the prevailing party in any such dispute shall

OIL AND GAS LEASE - 20

be entitled to reimbursement from the other party for reasonable attorneys’ fees actually incurred in enforcing such rights.

38.

Binding on Successors and Permitted Assigns . All the terms, provisions, agreements and obligations of this Lease shall be binding upon and shall inure to the benefit of the parties hereto, their successors, sublessees and permitted assigns.

39.

Multiple Counterparts; Integration. This Lease may be executed in multiple counterparts, all of which shall be construed together as an original instrument to the same extent and with like effect as though all the parties hereto had executed each counterpart. The parties specifically agree that the execution and acknowledgment pages from the several counterparts may be aggregated into one counterpart for recordation and other purposes. The parties further agree that this Agreement, together with the Finder’s Agreement of even date herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof.

40.

Memorandum of Lease. Lessor and Lessee have executed a Memorandum of Lease of even date herewith, for recording in the records of the county in which the Leased Premises are situated, to give record notice of this Lease. This Lease shall not be recorded except with the written consent of Lessor.

41.

Breach. Lessor shall have all available rights and remedies against Lessee, at law and in equity, for breach of this Lease, including but not limited to termination, specific performance, injunction and damages, and including reasonable attorneys’ fees. Except as otherwise agreed in writing, no waiver by Lessor of any breach by the Lessee of any of its obligations, agreements, or covenants hereunder will be deemed to be a waiver of any subsequent or continuing breach of the same, nor will any forbearance by Lessor to seek a remedy for any breach by the Lessee be deemed to be a waiver by Lessor of its rights or remedies with respect to such breach.

42.

Headings. The headings of sections and paragraphs in this Lease are for convenience only, and shall not be considered a part of this Lease or considered in interpretation or construction of any provision of this Lease.

43.

Savings. In the event any one or more covenants, clauses or provisions of this Lease shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Lease.

44.

Time. Time is of the essence with respect to all obligations under this Lease. All deadlines set out herein shall be strictly construed without considering weekends or legal holidays.

45.

Governing Law and Jurisdiction. This Lease shall be governed by Idaho law and each party hereby consents to the personal jurisdiction of the state and federal courts of the state of Idaho, and the parties agree that venue properly lies in either Payette County or Ada County, Idaho. The parties further agree that this document was negotiated and executed, and will be performed, in Idaho.

OIL AND GAS LEASE - 21

46.

Information. Lessee shall use its best efforts to keep Lessor apprised of its activities on the Leased Premises and progress on each Well. At Lessor’s written request, such reports shall be in writing to Lessor.

47.

Governmental Permits. Lessee shall strictly comply with all the terms and conditions of all applicable Payette County Conditional Use Permits and/or other permits or agreements required by or obtained by Lessee from governmental authorities permitting or governing Lessee’s activities on the Leased Premises. Suspension, termination of any such permit or such agreement shall automatically suspend, terminate or modify this Agreement, as applicable.

48.

Access to Data, Reports and Material. In addition to Lessor’s other rights hereunder, Lessor shall have the absolute, unconditional right to take, copy and review (i) all of Lessee’s well and seismic data recorded on the Leased Premises and Lessor’s other property, (ii) all contracts, orders, confirmations, documents and other material, including digital and gauge/metering data, relating to or used by Lessee in calculating any and all payments made or to be made to Lessor hereunder, including without limitation all royalty payments, (iii) all Lessee’s filings with local, state and federal agencies or authorities related to Lessee’s operations, including without limitation drilling permits, completion reports and production reports, (iv) pooling applications and agreements, (v) well logs and well tests, and (vi) contracts and other documents by which oil or gas from the Leased Premises is sold or such transactions are evidenced. Lessor shall keep all such information confidential, provided that Lessor’s advisors shall have a right to review all such information.

49.

Operator. Holms Energy Development shall be the sole operator on the Leased Premises. In the event Lessee desires to utilize other operators, or to subcontract any operation, Lessee shall obtain Lessor’s prior written consent.

50.

Escalation. Each and every payment paid or to be paid by Lessee to Lessor hereunder, excluding the Bonus Payment and royalties, but including without limitation the amounts described in Section 24 above (collectively, the “payments”) shall be subject to escalation as provided in this section. Such payments shall be increased on an annual basis by an amount equal to the increase in the Consumer Price Index. On January 1 of each year of the Lease term, commencing on January 1, 2016, the payments shall be increased by the percentage change in the Consumer Price Index for the immediately preceding twelve (12) month period using the CPI (defined below) formula set forth below. The payments for the next succeeding twelve (12) month period of the Lease term shall be in amounts as so increased; provided, however, that notwithstanding any change in the CPI, such payments shall be increased not less than three percent (3%) each year and never decreased. The Consumer Price Index (“CPI”) shall be the Consumer Price Index for the month of December just preceding such January 1 anniversary date, and the reference point shall be the Consumer Price Index for December of the previous Lease year. As used herein, Consumer Price Index or CPI shall mean and refer to that table in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, now known as the “Consumer Price Index” for all Urban Consumers (Index 1982 – 1984 = 100). If such Index referred to above shall be discontinued then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency

OIL AND GAS LEASE - 22

thereto, shall be used, and if there is no successor Consumer Price Index, the parties hereby authorize Lessor to designate a substitute Index or comparable formula.

51.

1031 Exchange. Lessee reserves the right to include this transaction as part of an Internal Revenue Code, Section 1031 tax deferred exchange for the benefit of Lessee, at no cost, expense or liability to Lessor. Lessor agrees to execute any documents as are reasonably necessary in connection therewith, subject to the approval of Lessor’s counsel, provided that the closing of the transactions contemplated by this Oil and Gas Lease shall not be contingent upon or subject to the completion of such exchange. Lessee agrees to indemnify and hold Lessor harmless from any cost, expense or liability, including attorney’s fees, resulting in Lessor’s participation in such exchange.

[Signatures On the Following Page]

OIL AND GAS LEASE - 23

IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

LESSOR:

BIG WILLOW PROPERTIES, LLLP

By:
Name:
Title:

LESSEE:

BAKKEN RESOURCES, INC.

By:
Name:
Title:

AFFILIATE GUARANTY

The undersigned affiliate of the Lessee hereby acknowledges and unconditionally guaranties any and all of Lessee’s liabilities, duties and obligations set forth in or arising from this Lease and Lessee’s and its contractors’ activities hereunder and otherwise conducted on or near the Leased Premises.

HOLMS ENERGY DEVELOPMENT CORP.

By:
Name:
Title:

OIL AND GAS LEASE - 24

EXHIBIT “A”

This description shall be supplemented with a formal legal description of the Leased Premises on or before the Final Bonus Payment Due Date

Mineral Right Lands

JG Schwarz Exhibit C
State
BLM
Potential BLM acquistion
Currently For Sale
JG Schwarz Parcels
9N 4W
9N 3W
9N 1W
8N 4W
8N 3W
8N 2W
8N 1W
7N 4W
7N 3W
7N 2W
7N 1W
Heart Gulch
Little Willow Creek
Ringer Gulch
Bolton Canal
Wet Gulch
Alkali Creek
Road Gulch
McIntyre Gulch
Alley Gulch
Stone Quarry Gulch
Dry Creek
Sheep Gulch
Sucker Creek
Fence
Big Willow Creek
Sand Hollow
Bissel Creek
Payette River

EXHIBIT A - 1

EXHIBIT “B”

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

,            ,

OPERATOR

CONTRACT AREA

COUNTY OR PARISH OF _____________________________________________ , STATE OF

COPYRIGHT 1989 – ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD. FORT WORTH, TEXAS, 76137, APPROVED FORM.

A.A.P.L. NO. 610 – 1989

EXHIBIT B - 1

	C.	ADVANCES:		12
	D.	DEFAULTS AND REMEDIES:		12
		1.	Suspension of Rights	13
		2.	Suit for Damages	13
		3.	Deemed Non-Consent	13
		4.	Advance Payment	13
		5.	Costs and Attorneys’ Fees	13
	E.	RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:		13
	F.	TAXES:		13
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST			14
	A.	SURRENDER OF LEASES:		14
	B.	RENEWAL OR EXTENSION OF LEASES:		14
	C.	ACREAGE OR CASH CONTRIBUTIONS:		14
	D.	ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:		15
	E.	WAIVER OF RIGHTS TO PARTITION:		15
	F.	PREFERENTIAL RIGHT TO PURCHASE:		15
IX.	INTERNAL REVENUE CODE ELECTION			15
X.	CLAIMS AND LAWSUITS			15
XI.	FORCE MAJEURE			16
XII.	NOTICES			16
XIII.	TERM OF AGREEMENT			16
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS			16
		A. LAWS, REGULATIONS AND ORDERS:		16
	B.	GOVERNING LAW:		16
	C.	REGULATORY AGENCIES:		16
XV.	MISCELLANEOUS			17
	A.	EXECUTION:		17
	B.	SUCCESSORS AND ASSIGNS:		17
	C.	COUNTERPARTS:		17
	D.	SEVERABILITY		17
XVI.	OTHER PROVISIONS			17

1	OPERATING AGREEMENT
2	THIS AGREEMENT, entered into by and between _________________________________________________________________,
3	hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes
4	hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."
5	WITNESSETH:
6	WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land
7	identified in Exhibit "A," and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil
8	and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,
9	NOW, THEREFORE, it is agreed as follows:
10	ARTICLE I.
11	DEFINITIONS
12	As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
13	A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of
14	estimating the costs to be incurred in conducting an operation hereunder.
15	B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil
16	and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation
17	and production testing conducted in such operation.
18	C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be
19	developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas
20	Interests are described in Exhibit "A."
21	D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest
22	Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the
23	lesser.
24	E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the
25	cost of any operation conducted under the provisions of this agreement.
26	F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal
27	body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as
28	established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.
29	G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be
30	located.
31	H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.
32	I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as
33	provided in Article VI.B.2.
34	J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a
35	proposed operation.
36	K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous
37	hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is
38	specifically stated.
39	L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts
40	of land lying within the Contract Area which are owned by parties to this agreement.
41	M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein
42	covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.
43	N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a
44	Completion in a shallower Zone.
45	O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned
46	in order to attempt a Completion in a different Zone within the existing wellbore.
47	P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure,
48	restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but
49	are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking,
50	Deepening, Completing, Recompleting, or Plugging Back of a well.
51	Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to
52	change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other
53	mechanical difficulties.
54	R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and
55	Gas separately producible from any other common accumulation of Oil and Gas.
56	Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes

57	natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.
58	ARTICLE II.
59	EXHIBITS
60	The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:
61	A.	Exhibit "A," shall include the following information:
62		(1) Description of lands subject to this agreement,
63		(2) Restrictions, if any, as to depths, formations, or substances,
64		(3) Parties to agreement with addresses and telephone numbers for notice purposes,
65		(4) Percentages or fractional interests of parties to this agreement,
66		(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
67		(6) Burdens on production.
68	B.	Exhibit "B," Form of Lease.
69	C.	Exhibit "C," Accounting Procedure.
70	D.	Exhibit "D," Insurance.
71	E.	Exhibit "E," Gas Balancing Agreement.
72	F.	Exhibit "F," Non-Discrimination" and Certification of Non-Segregated Facilities.
73	G.	Exhibit "G," Tax Partnership.
74	H.	Other: _______

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, _______________________________________________________ and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit "A," such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing

Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C."

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

1. Failure of Title : Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses : All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

________________________________________________________ shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and

Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon reasonable (and in any event not more than once per fiscal quarter) request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing

Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self- insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the _______ day of _____________________, ________, Operator shall commence the drilling of the Initial

Well at the following location:

…… to a total vertical depth of ________________ feet or a depth sufficient to penetrate the ____________ formation, whichever is          the lesser, and to a targeted horizontal distance sufficient in Operator’s opinion to test the ___________________ formation.

and shall thereafter continue the drilling of the well with due diligence to

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty- eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of- way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting

Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non- Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non- Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i)          % of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii)          % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non- Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non- Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties       % of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non- Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non- Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non- Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non- Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article

VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells . No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

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Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

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Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of

Dollars ($                           ) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of                                                                                Dollars ($                          ). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least                           % of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non- abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing         % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Taking Production in Kind:

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Option No. 1: Gas Balancing Agreement Attached

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportion- ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

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Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator. C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non- defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co- owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F. Preferential Right to Purchase:

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(Optional; Check if applicable.)

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed                                                                   Dollars ($                 ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

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Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

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Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re- completing, Plugging Back or Reworking operations are commenced within days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non- performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located (i.e. the State of Idaho).

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.

MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

In addition, no such assignment or transfer shall be effective unless and until the assignee or transferee agrees in writing to take the assigned or transferred interest subject to this agreement and to assume its proportionate share of all obligations and restrictions created by this agreement with respect to the interest assigned or transferred from the effective date thereof, and copies of such written agreement have been delivered to the parties. Notwithstanding any provision hereof to the contrary and unless waived in writing by each of the non-transferring parties, the assigning or transferring party shall remain jointly and severally liable with the assignee or transferee to the parties hereto for the performance and satisfaction of all obligations attributable to the interest assigned or transferred, whether such obligation arises before or after the effective date of the assignment or transfer. The provisions of this paragraph shall not apply to any transfer by operation of law or the grant of a mortgage or security interest in any oil and gas interest subject to this agreement but shall apply to any transfer of legal title to such interest pursuant to or in lieu of any such mortgage or security interest.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.

OTHER PROVISIONS

2	_________.

3

                                                                                              , who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form

4

Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in

5	Articles , have been made to the form.

ATTEST OR WITNESS:

OPERATOR

6

7

8	By

9
Type or print name

10

11		Title

12		Date

13		Tax ID or S.S. No.

14

15	NON-OPERATORS
16
17

By
18

19		Type or print name

20
Title

21
Date

22
Tax ID or S.S. No.

23

24
25

By

26

27		Type or print name

28
Title

29

Date

30
Tax ID or S.S. No.

31
32

By

33

34		Type or print name

35
Title

36
Date

37
Tax ID or S.S. No.

ACKNOWLEDGEMENTS

1

2

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts.

3

The validity and effect of these forms in any state will depend upon the statutes of that state.

4

5

Individual acknowledgment:

6

State of ________________ )

7

) ss.

8

County of ______________ )

9

This instrument was acknowledged before me on

10

by

11

12

(Seal, if any)

13

Title (and Rank)

14

My commission expires:

15

16

Acknowledgment in representative capacity:

17

State of ________________ )

18

) ss.

19

County of ______________ )

20

This instrument was acknowledged before me on

21

by

_______________________________________________________ as

22

of _____________________________________________________________________________________________________

.

23

(Seal, if any)

24

Title (and Rank)

25

My commission expires:

26

EXHIBIT B - 1

EXHIBIT “C”

REV.NO.	DESCRIPTION	PREVIOUS DWG	BY	DATE

SCHWARZ PIPELINE
NAMPA, ID

SEE DETAIL SHEET 5
SEE DETAIL SHEET 4
SEE DETAIL SHEET 3
SEE DETAIL SHEET 2

OVERVIEW

CONFIDENTIAL

DATE: 03/12/13
SCALE: 1" = 1500'
DESIGNED: M. GRUNDVIG
CHECKED: M. CHASE
DRAWN: L. DANQUE

PIPELINE SYSTEM
PIVOTS

SCHWARZ PIPELINE
JG SCHWARZ

Rain For Rent
Engineering
3404 STATE ROAD, P.O. BOX 2248 BAKERSFIELD, CA 93303

01-7135-02-01

SHEET 1 of 5

EXHIBIT C - 1